                                  Exhibit 8.2

                                                                           DRAFT


                             [Form of Tax Opinion]

                               ___________, 2001

Virginia Commonwealth Financial
Corporation
102 South Main Street
Post Office Box 71
Culpeper, Virginia 22701-0071


                  Opinion With Respect to Certain Tax Matters
                             Relating to Merger of
                  Virginia Commonwealth Financial Corporation
                                     into
                        Virginia Financial Corporation
                        ------------------------------

Gentlemen:

     You have requested our opinion as to certain federal income tax consequences of the proposed merger of Virginia Commonwealth Financial Corporation, a Virginia corporation ("VCFC"), with and into Virginia Financial Corporation, a Virginia corporation ("VFNL") pursuant to an Agreement and Plan of Reorganization, dated as of June 12, 2001 (the "Agreement"), by and between VFNL and VCFC.

                                  The Merger
                                  ----------

     Pursuant to the Agreement and the Plan of Merger (the "Plan") attached as Exhibit A to the Agreement, and subject to various regulatory approvals, VCFC will be merged with and into VFNL in accordance with the provisions of, and with the effect provided in, the Virginia Stock Corporation Act (the "Merger").

     At the effective date of the Merger, and pursuant to the Plan, each share of common stock of VCFC ("VCFC Common Stock") will be exchanged for and converted into 1.4391 shares of common stock of VFNL ("VFNL Common Stock"), plus cash in lieu of issuing fractional shares of VFNL Common Stock.
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Virginia Financial Corporation
Virginia Commonwealth Financial Corporation
__________, 2001
Page 2


                                Our Examination
                                ---------------

     In connection with the preparation of this opinion, we have examined such documents concerning the Merger as we have deemed necessary. We have based our conclusions on the Internal Revenue Code of 1986 (the "Code") and the regulations promulgated pursuant thereto, each as amended from time to time and in effect as of the date hereof, as well as existing judicial and administrative interpretations thereof.

     As to various questions of fact material to our opinion, we have relied upon the representations made in the Agreement as well as the additional representations set forth below. In particular, we have assumed that there is no plan or intention on the part of the shareholders of VCFC to sell or otherwise dispose of the VFNL Common Stock received by them in the Merger which would have the effect set forth in paragraph B of the "Additional
Representations" below.

                          Additional Representations
                          --------------------------

     In connection with the proposed Merger, the following additional representations have been made to and relied upon by us in the preparation of this opinion:

     A. The fair market value of VFNL Common Stock received by VCFC shareholders will be approximately equal to the fair market value of VCFC Common Stock to be surrendered in exchange therefor, and the exchange ratio used in such exchange is the result of arm's length negotiations.

     B. To the best knowledge of the management of VCFC, there is no plan or intention on the part of VCFC's shareholders to sell or otherwise dispose of VFNL Common Stock received by them in the Merger that will reduce their holdings of VFNL Common Stock to a number of shares having in the aggregate a fair market value of less than 50 percent of the fair market value of all of the VCFC Common Stock held by VCFC shareholders on the effective date of the Merger. For purposes of this representation, shares of VCFC Common Stock exchanged for cash in lieu of fractional shares of VFNL Common Stock will be treated as outstanding shares of VCFC Common Stock on the effective date of the Merger. In addition, shares of VCFC Common Stock and shares of VFNL Common Stock held by VCFC shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

     C. VFNL has no plan or intention to sell or otherwise dispose of any of the assets of VCFC to be transferred to VFNL in the Merger, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C).

     D. Each party to the Merger will pay its own expenses, if any, incurred in connection with the Merger.
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Virginia Financial Corporation
Virginia Commonwealth Financial Corporation
__________, 2001
Page 3


     E. Following the Merger, VFNL will continue the historic business of VCFC.

     F. VFNL has no plan or intention to redeem or reacquire any of its stock to be issued in the Merger.

     G. The liabilities of VCFC to be assumed by VFNL as a result of the Merger and the liabilities to which VCFC 's assets are subject were incurred in the ordinary course of business and are associated with the assets to be transferred in the Merger.

     H. There is no intercorporate indebtedness existing between VFNL and VCFC that was issued, acquired or will be settled at a discount.

     I. The fair market value and adjusted basis of the assets of VCFC to be transferred to VFNL in the Merger will equal or exceed the sum of the liabilities assumed by VFNL plus the amount of liabilities to which the VCFC assets are subject.

     J. No dividends or other distributions will be made with respect to any VCFC Common Stock immediately before the proposed Merger, except for regular, normal distributions.

     K. None of the shares of VFNL Common Stock, cash in lieu of fractional shares or other property received by any shareholder-employee of VCFC in exchange for VCFC Common Stock pursuant to the Merger constitutes or is intended as compensation for services rendered, or is considered separate consideration for, or allocable to, any employment agreement, warrant, stock option or other relationship. None of the compensation to be received by any shareholder-employee of VCFC, or options to acquire VFNL Common Stock which are exchanged for options to acquire VCFC Common Stock in connection with the Merger, will be separate consideration for, or allocable to, any of such shareholder-employee's VCFC Common Stock. In addition, any compensation paid to any shareholder-employee of VCFC, including any shares of VFNL Common Stock or options to purchase VFNL Common Stock received by such shareholder-employee in exchange for and in cancellation of any option or warrant to purchase shares of VCFC Common Stock existing as of the effective date of the Merger, will constitute and be intended as compensation for services actually rendered and bargained for at arm's length, and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     L.   No two parties to the Merger are investment companies as defined in
Section 368(a)((2)(F)(iii) and (iv) of the Code, and for each of VFNL and VCFC, less than 50 percent of the fair market value of its total assets (excluding cash, cash items,
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Virginia Financial Corporation
Virginia Commonwealth Financial Corporation
__________, 2001
Page 4


government securities, and stock and securities in any 50 percent or greater subsidiary) consists of stock and securities.

     M. VCFC is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     N. Cash paid to VCFC shareholders in lieu of issuing fractional shares of VFNL Common Stock will be paid solely for the purpose of saving the expense and administrative inconvenience of issuing fractional shares, will not be separately bargained for consideration and will represent only a mechanical rounding off of the number of shares of VFNL Common Stock to be issued to VCFC shareholders.

                                  Tax Opinion
                                  -----------

     Based upon the foregoing, subject to the limitations expressed herein, and with due regard to such legal considerations as we deem necessary, we are of the opinion that for federal income tax purposes:

     1. The Merger will constitute and qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

     2. No gain, other income or loss will be recognized by VFNL (Section 1032 of the Code) or VCFC (Section 361 of the Code) as a result of the Merger.

     3. To the extent that shareholders of VCFC receive VFNL Common Stock solely in exchange for their shares of VCFC Common Stock, they will recognize no gain or loss as a result of the Merger. See Section 354(a)(1) of the Code.

     4. A VCFC shareholder who receives cash in lieu of a fractional share of VFNL Common Stock will be treated as if the fractional share of VFNL Common Stock had been issued and then redeemed by VFNL. If the deemed redemption distribution is not essentially equivalent to a dividend within the meaning of
Section 302(b)(1) of the Code, then the VCFC shareholder will be treated as receiving a distribution in redemption of such fractional share, subject to the provisions and limitations of Section 302 of the Code. If the deemed redemption distribution is essentially equivalent to a dividend, then the VCFC shareholder will be treated as receiving a dividend distribution under Section 301(c)(1) of the Code, as provided in Section 302(d) of the Code. See Section 356(a)(2) of the Code, as interpreted by Clark v. Commissioner, 489 U.S. 726 (1989) and
                            ---------------------
Revenue Ruling 66-365, 1966-2 C.B. 116.

     5. The tax basis of VFNL Common Stock received by VCFC shareholders who exchange their VCFC Common Stock for VFNL Common Stock will be the same as
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Virginia Financial Corporation
Virginia Commonwealth Financial Corporation
__________, 2001
Page 5


the tax basis of VCFC Common Stock surrendered in exchange therefor. See Section 358(a)(1) of the Code.

     6. The holding period of VFNL Common Stock received by VCFC shareholders will include the period during which VCFC Common Stock surrendered in exchange therefor was held by such VCFC shareholders, provided the VCFC Common Stock was held as a capital asset on the date of the exchange.

     This opinion is based upon the provisions of the Code, as interpreted by regulations, administrative rulings, and case law, in effect as of the date hereof.

     This opinion is provided in connection with the Merger as required by
Section 6.1(d) of the Agreement, is solely for the benefit of VFNL, VCFC and VCFC shareholders, and may not be relied upon in any other manner or by any other person. This opinion may not be disclosed to any other person or used in any other manner without the prior written consent of the undersigned.


                                        LeClair Ryan, A Professional Corporation



                                        By:_________________________
                                               George P. Whitley
                                               Vice President